Exhibit 5.1

[Letterhead of Conyers Dill & Pearman Limited]

17 August 2017
Matter No.:319142
Doc Ref: 12852562.4
(441) 299-4915
davidstubbs@conyersdill.com

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 09
Bermuda

Dear Sirs,

Arch Capital Group Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with an offering to be made pursuant to the prospectus dated 4 November 2016 (the "Base Prospectus"), as supplemented by the prospectus supplement dated 14 August 2017 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on form S-3 ASR (Registration No. 333-202440) (the “Registration Statement” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission on 2 March 2015, relating to the registration under the U.S. Securities Act of 1933, as amended, of (i) 8,000,000 shares (the “Initial Shares”) of depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of its 5.45% Non-Cumulative Preferred Shares, Series F and US$25,000 liquidation preference per share (the “Preferred Shares”) and deposited by the Company against delivery of depositary receipts (the “Depositary Receipts”), and (ii) all or any part of the Depositary Shares subject to the option (the “Optional Shares” and together with the Preferred Shares, the Depositary Shares and the Initial Shares, the “Securities”).

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)
that certain Purchase Agreement dated 14 August 2017 among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, and J.P. Morgan Securities LLC as representatives of the several underwriters named in Schedule A thereto;

(iv)
a copy of that certain Deposit Agreement dated as of 17 August 2017 (the “Deposit Agreement”) among the Company, American Stock Transfer & Trust Company, LLC (the “Depositary”) and the holders from time to time of Depositary Receipts issued thereunder;

(v)	the Certificate of Designations of the Preferred Shares dated 17 August 2017;

(vi)	a specimen certificate representing the Preferred Shares (the “Preferred Share Certificate”); and

(vii)	a form of Depositary Receipt representing the Depositary Shares.

The documents listed in items (i) through (vii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 16 August 2017 (together, the “Constitutional Documents”), extracts of minutes of a meeting of the Company's Board of Directors held on 9 August 2017, certified by the Secretary of the Company on 16 August 2017 (the resolutions contained in such extracts and minutes being collectively referred to herein as the “Resolutions”), a copy of an officer’s certificate dated 16 August 2017 signed by the Secretary of the Company, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (f) that the Company will have sufficient authorised capital to effect the issue of any of the Preferred Shares at the time of issuance, (g) that upon the issue of the Preferred Shares, the Company will receive consideration for the full issue price thereof which shall be equal to the purchase price of 1,000 Depositary Shares in respect of each Preferred Share, (h) that the Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and (i) that on the date of issuance of the Preferred Shares, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any required filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
The Preferred Shares have been duly authorised and, when issued and paid for as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.
Upon deposit of the Preferred Shares with the Depositary pursuant to the Deposit Agreement, the due execution and delivery by the Company and the Depositary of the Deposit Agreement and the Depositary Receipts in accordance with the Deposit Agreement, the Depositary Shares will entitle the holder thereof to the benefits provided in the Deposit Agreement and the Depositary Receipts. No holder of Preferred Shares will be subject to personal liability by reason of being such a holder and the issuance of the Preferred Shares will not be subject to any pre-emptive or similar rights under Bermuda law.

4.
Upon the due issuance of the Depositary Shares and the Optional Shares and payment of the consideration therefore, such Securities will be validly issued (and except in the case of any Preferred Shares forming part of a Security) will constitute valid and binding obligations of the Company in accordance with the terms thereof.

5.
The form of the Preferred Share Certificate and the Depositary Receipt are not inconsistent with any provision of the Constitutional Documents. The form of the Preferred Share Certificate complies with the requirements of Bermuda law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on 17 August 2017 and to the references to our firm under the caption, “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the categories of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN LIMITED

Conyers Dill & Pearman Limited

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